Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES ● PALO ALTO ● WASHINGTON, D.C. BRUSSELS ● FRANKFURT ● LONDON ● PARIS BEIJING ● HONG KONG ● TOKYO MELBOURNE ● SYDNEY

July 17, 2024

Bank of Montreal,

 100 King Street West,

  1 First Canadian Place,

    Toronto, Ontario,

     Canada M5X 1A1.

Ladies and Gentlemen:

We are acting as counsel to Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection with the issuance by the Bank of (i) US$750,000,000 aggregate principal amount of the Bank’s 7.300% Fixed Rate Reset Limited Recourse Capital Notes, Series 5 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”) and (ii) 750,000 Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 54 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares”). The Bank filed with the Securities and Exchange Commission, on May 26, 2022, a registration statement on Form F-3 (File No. 333-264388), (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of US$750,000,000 aggregate principal amount of the Notes. The Notes are being issued pursuant to the Indenture, dated as of December 12, 2017, as supplemented by the Sixth Supplemental Indenture thereto, dated as of July 17, 2024 (together, the “Indenture”), between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Preferred Shares will be convertible into common shares of the Bank upon the occurrence of a Trigger Event (as such term is defined in the provisions attaching to the Preferred Shares).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the first sentence of Section 301(b) and Article Fifteen

Bank of Montreal	-2-

of the Indenture and Sections 903, 904, 905, 906, 909, 910, and 1002 of the Sixth Supplemental Indenture (and the corresponding provisions in the Notes) that, under the terms of the Indenture or the Notes, as applicable, are governed by the laws of the Province of Ontario and the federal law of Canada applicable therein.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Bank is duly organized, validly existing and in good standing under the laws of Canada, that all corporate action by the Bank related to the Notes was duly authorized as a matter of Canadian law, that the Indenture has been duly authorized, executed and delivered by the Bank insofar as the laws of Canada are concerned, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP